Exhibit 99.1

WASTE CONNECTIONS ANNOUNCES ELECTION OF DIRECTORS

TORONTO, ONTARIO, May 24, 2018 - Waste Connections, Inc. (TSX/NYSE: WCN) (“Waste Connections” or the “Company”) announced that all of the nominees listed in the Company’s management information circular and proxy statement for the annual and special meeting of shareholders held on May 24, 2018 (the “Meeting”) at the Company’s principal administrative offices located in The Woodlands, Texas, were elected as directors of the Company. Each director will serve until the next annual meeting of shareholders or until his or her successor is duly elected or appointed.

Detailed results of the vote for the election of directors held at the Meeting are set out below.

Nominee	Votes For	% Votes For	Votes Withheld	% Votes Withheld
Ronald J. Mittelstaedt	225,744,670	98.60%	3,200,239	1.40%
Robert H. Davis	224,213,387	97.93%	4,731,522	2.07%
Edward E. “Ned” Guillet	225,603,464	98.54%	3,341,445	1.46%
Michael W. Harlan	220,373,399	96.26%	8,571,510	3.74%
Larry S. Hughes	228,844,068	99.96%	100,841	0.04%
Susan “Sue” Lee	228,900,424	99.98%	44,485	0.02%
William J. Razzouk	219,658,413	95.94%	9,286,496	4.06%

As each director received at least a majority of the total number of votes cast in respect of his or her election, all directors have been elected in accordance with the majority voting policy included in the Company’s Corporate Governance Guidelines and Board Charter.

Final voting results on all matters at the Meeting will be filed with U.S. Securities and Exchange Commission and the securities commissions or similar regulatory authorities in Canada.

About Waste Connections

Waste Connections is an integrated solid waste services company that provides waste collection, transfer, disposal and recycling services in mostly exclusive and secondary markets in the U.S. and Canada. Through its R360 Environmental Solutions subsidiary, Waste Connections is also a leading provider of non-hazardous oilfield waste treatment, recovery and disposal services in several of the most active natural resource producing areas in the United States, including the Permian, Bakken and Eagle Ford Basins. Waste Connections serves more than six million residential, commercial, industrial, and exploration and production customers in 39 states in the U.S., and six provinces in Canada. The Company also provides intermodal services for the movement of cargo and solid waste containers in the Pacific Northwest.

For more information, visit the Waste Connections web site at www.wasteconnections.com. Copies of financial literature, including this release, are available on the Waste Connections website or through contacting us directly at (905) 532-7510. Investors can also obtain these materials and other documents filed with the U.S. Securities and Exchange Commission (“SEC”) and the Canadian securities regulators free of charge at the SEC’s website, www.sec.gov, and at the System for Electronic Document Analysis and Retrieval maintained by the Canadian Securities Administrators at www.sedar.com.

CONTACT:

Worthing Jackman / (832) 442-2266	Mary Anne Whitney / (832) 442-2253
worthingj@wasteconnections.com	maryannew@wasteconnections.com